Exhibit 10.5

                                                            1800 North Hill Road
                                                          Willow Grove, PA 19090

           Ponca Acquisition Corporation

           January 5, 2002


           Mr. Paul Boucher
           President
           International Wholesale Tile, Inc.
           4401 Southwest Port Way
           Palm City, FL.  34990

           Dear Mr. Boucher:

           Ponca Acquisition Corporation, a Nevada corporation ("PONCA"), which is a 12(g) entity subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, advises you that it wishes to acquire (the "Acquisition") not less than 98% (on a fully diluted basis) of the currently outstanding capital stock ("Stock") of International Wholesale Tile, Inc., a Florida corporation ("IWT") from IWT's shareholders, subject to the terms and conditions set forth in this letter. PONCA understands that the Acquisition is subject to the pledge of all of IWT Stock to Congress Financial Corporation ("Congress"), which pledge shall be senior to any rights that PONCA shall have so long as Congress is a senior lender to IWT ("Congress Pledge").

           Currently, PONCA has 100.0 million shares of authorized common stock, par value $.001 per share. Just prior to the closing of the Acquisition, 1.8 million shares of PONCA common stock will be issued and outstanding, fully paid and non-assessable.

           Prior to the closing of the Acquisition, PONCA will have secured a letter of intent for a private equity line of credit facility (the "Facility") with an investor group (the "Investor") in the principal amount of $30.0 million, pursuant to terms substantially consistent in form and content to that described in Exhibit A. Following the closing of the Acquisition and upon the effectiveness of the Facility, the net proceeds of the Facility would be available principally to promote and expand the business of IWT. The Investor will be paid a 1% funding fee, as the Facility is drawn down.

           Based on information provided to us by IWT, the current authorized capital stock of IWT is 1,500 shares of common stock, $1.00 par value per share, of which 1,500 shares are issued and outstanding, which IWT Stock is subject to the Congress Pledge.

           The purchase price per share of IWT Stock by PONCA would be 6,000 shares of PONCA common stock. With the exception of the Congress Pledge or as specifically provided on Exhibit B, upon the consummation of the Acquisition, all of the IWT Stock shall be validly issued, fully paid and non-assessable and shall be free of any lien, encumbrances or options. In addition, this offer is being made on the basis that there are no outstanding options, warrants or instruments convertible into IWT Stock and that the only equity of IWT is represented by common stock, except as specifically provided by Exhibit B. Upon the closing of the Acquisition and assuming PONCA acquires of 100% of the outstanding Stock, IWT would be a wholly owned subsidiary of PONCA, subject to the Congress Pledge.
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January 5, 2002
Page 2


           Assuming PONCA acquires 100% of the issued and outstanding IWT Stock at closing, the IWT shareholders would own approximately 83.0% of PONCA's capital stock and would receive an aggregate of 9.0 million shares of newly issued PONCA capital stock. Immediately following the closing of the Acquisition, the issued and outstanding capital stock of PONCA would be approximately 10,800,000 shares.

           As a condition to the closing of the Acquisition, IWT undertakes, at its sole cost and expense, to obtain audited financials for IWT's three previous fiscal years of operations and reviewed interim financials, if applicable, for any stub period all in accordance with Generally Acceptable Accounting Principles and with the Securities and Exchange Commission's financial reporting required The Acquisition is subject to due diligence review by PONCA of the operations, financial conditions and prospects of IWT. The Acquisition would also be subject to the due diligence review by IWT of PONCA and the transactions proposed by PONCA.

           This letter is binding upon PONCA and IWT but is subject to the execution of mutually acceptable definitive agreements with IWT's shareholders owning not less than 100% of IWT's outstanding capital stock for the exchange of the Stock for PONCA common shares and approval by Congress.

           In accordance with the terms of Exhibit A attached hereto, assurances are hereby made that the majority of shareholders of IWT shall facilitate the terms of this letter for purposes of the Acquisition.

           For a period of 270 days from the date hereof, neither IWT nor its shareholders will have any negotiation or discussion or enter in any agreements with respect to the issuance by IWT of debt instruments convertible to equity or the sale of the shareholders equity in IWT.

           It is understood that the terms of this letter and the ensuing discussions between our respective representatives or the shareholders of IWT and their representatives are confidential and will not be disclosed in any manner except to Congress or as may be required by law. This letter is governed and shall be construed in accordance with the laws of the State of Nevada, without regard to conflict of law principles.

           Sincerely yours,




           Henry J. Boucher, Jr.
           President, Ponca Acquisition Corporation

           Exhibits:

           A - Certified Shareholder List and Shareholder Exchange Certification B - Private Equity Facility Agreement

           International Wholesale Tile, Inc.
           Accepted and Agreed



           By: _________________________
                 Paul F. Boucher, President






                                    EXHIBIT A


                           CERTIFIED SHAREHOLDER LIST
                                    AND
                           SHAREHOLDER EXCHANGE CERTIFICATION


             SHAREHOLDER       CERT. NUMBER     NUMBER OF SHARES  PERCENTAGE OF
                                                                  TOTAL SHARES

           PAUL F. BOUCHER                           500              33.4%
           FORREST P. JORDAN                         500              33.3%
           GREY C. PERNA                             500              33.3%


           The above represents the current issued, outstanding and reserved common shares of IWT as of January 5, 2002.

           Certified by the Board of Directors of International Wholesale Tile, Inc.



           ----------------------------              ------------------------


           ----------------------------              ------------------------


           I, Paul F. Boucher, as President of International Wholesale Tile, Inc. certify to PONCA Acquisition Corporation that on and as of January 5, 2002 there are stockholders representing at least 98% of the issued and outstanding shares of IWT committed to exchange their shares in IWT, pursuant to the terms of the offer letter from PONCA to Paul F. Boucher dated January 5, 2002.

           Each of these entities or individuals is ready and willing to execute the share exchange documentation following its receipt and review.

           I certify that, based on my knowledge and belief after diligent inquiry, the above statements is true and correct.

           The above list is a complete list of all IWT Shareholders. There are no warrants or options to purchase Stock currently outstanding.


           January 5, 2002
                                                   -----------------------------
                                                   Paul F. Boucher, President